Exhibit 10.5
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This First Amendment to Employment Agreement, dated to be effective November 17, 2008 (this “Amendment”), is made by and between Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), and Anthony Tripodo (“Executive”).
WHEREAS, the Company and Executive have entered into an Employment Agreement dated effective as of June 25, 2008 (the “Employment Agreement”) setting forth the terms and conditions of Executive’s employment with the Company; and
WHEREAS, the Company and Executive now desire to amend the Employment Agreement to revise Section 2(c) and Section 3 thereof in their entirety;
NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1.	The Employment Agreement is hereby amended such that Section 2(c) thereof shall read as follows, which shall supersede and replace Section 2(c) of the Employment Agreement in its entirety:
2. (c) “Annual Cash Compensation” means, with respect to a Change in Control, the sum of (i) the amount of Executive’s Base Annual Salary for the year in which the Change in Control occurs and (ii) the target AICP bonus which could be payable to Executive under the AICP for the calendar year in which the Change in Control occurs assuming that the Company and Executive have fully met all performance criteria (financial, personal or otherwise) but not including a multiplier that may be applicable to result in a maximum bonus, and annualized for the purpose of this calculation; provided however, that if the target bonus opportunity or the performance criteria for an AICP bonus has not been established for the year of the Change in Control, the AICP amount under this definition shall be calculated using the target bonus opportunity from the immediately preceding calendar year.
2.	The Employment Agreement is hereby amended such that Section 3 thereof shall read as follows, which shall supersede and replace Section 3 of the Employment Agreement in its entirety:
3. Duration. This Agreement shall become effective on the Effective Date and shall terminate on the second (2nd) anniversary of the Effective Date, unless earlier terminated as hereinafter provided, provided that commending on the second anniversary date of the Effective Date and each second anniversary date thereafter, the term of this Agreement shall automatically be extended for two additional years unless no later than ninety (90) days prior to the applicable anniversary date the Company or Executive shall give written notice to the other that it or he, respectively, does not wish to extend the term of this Agreement, in which case this Agreement shall terminate on the applicable anniversary date.
3.	Except as amended by this Amendment, the Employment Agreement shall remain in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this First Amendment to Employment Agreement to be executed to be effective on the date first above written.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Owen Kratz	/s/ Anthony Tripodo

Name: Owen Kratz		Anthony Tripodo
Title: President and Chief Executive Officer

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